Exhibit 14

ENVIRONMENTAL ENERGY SERVICES, INC.

CODE OF ETHICS

(Under Section 406 of the Sarbanes-Oxley Act of 2002)

This Code of Ethics is designed to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure of financial information in the periodic reports of Environmental Energy Services, Inc. (the "Company"), and compliance with applicable laws, rules, and regulations.

APPLICABILITY OF THE CODE

This Code of Ethics (the "Code") applies to the Company's directors and executive officers, including its chief executive officer, the chief financial officer, controller, and such other finance, accounting, tax or internal audit personnel as the chief executive officer or chief financial officer may from time to time designate. The persons listed in the preceding sentence are referred to as the "Covered Persons."

HONEST AND ETHICAL CONDUCT

In performing his or her duties, each of the Covered Persons will act in accordance with high standards of honest and ethical conduct including taking appropriate actions to permit and facilitate the ethical handling and resolution of actual or apparent conflicts of interest between personal and professional relationships.

In addition, each of the Covered Persons will promote high standards of honest and ethical conduct among employees who have responsibilities in the areas of accounting, audit, tax, and financial reporting and other employees throughout the Company.

FULL, FAIR, ACCURATE, TIMELY, AND UNDERSTANDABLE DISCLOSURE

In performing his or her duties, each of the Covered Persons will endeavor to promote, and will take appropriate action within his or her areas of responsibility to cause the Company to provide, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications.

In performing his or her duties, each of the Covered Persons will, within his or her areas of responsibility, engage in, and seek to promote, full, fair and accurate disclosure of financial and other information to, and open and honest discussions with, the Company's outside auditors.

COMPLIANCE WITH APPLICABLE GOVERNMENTAL LAWS, RULES, AND REGULATIONS

In performing his or her duties, each of the Covered Persons will endeavor to comply, and take appropriate action within his or her areas of responsibility to cause the Company to comply, with applicable governmental laws, rules, and regulations and applicable rules and regulations of self-regulatory organizations.

Each of the Covered Persons will promptly provide the Company's general counsel or the Company's audit committee with information concerning conduct the Covered Person reasonably believes to constitute a material violation by the Company, or its directors or officers, of the securities laws, rules or regulations or other laws, rules, or regulations applicable to the Company. (In the event the Company has no formal audit committee, all references to the "audit committee" herein will instead refer to the disinterested members of the Company's board of directors).

REPORTING VIOLATIONS OF THE CODE

Each of the Covered Persons will promptly report any violation of this Code to the Company's general counsel or to the Company's audit committee, as applicable.

WAIVER AND AMENDMENT OF THE CODE

The Company's audit committee, as well as the Company's board of directors, will have the authority to approve a waiver from any provision of this Code. The Company will publicly disclose information concerning any waiver or an implicit waiver of this Code as required by applicable law. A waiver means the approval of a material departure from a provision of this Code. The Company will publicly disclose any substantive amendment of this Code as required by applicable law.

ACCOUNTABILITY FOR ADHERENCE TO THE CODE

The Company's audit committee will assess compliance with this Code, report violations of this Code to the Board of Directors, and, based upon the relevant facts and circumstances, recommend to the Board appropriate action. A violation of this Code may result in disciplinary action including termination of employment.